Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Registration Statement on Form S-3 and related Prospectus of American Land Lease, Inc. for the registration of up to $200,000,000 of its Securities and to the incorporation by reference therein of our report dated January 23, 2004, except for Note U, as to which the date is February 5, 2004, with respect to the consolidated financial statements and schedule of American Land Lease, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 13, 2004